Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT
JOINDER AGREEMENT

WHEREAS, Western Investment LLC (“Western Investment”), a Delaware limited liability company, Western Investment Hedged Partners L.P., a Delaware limited partnership, Western Investment Total Return Partners L.P., a Delaware limited partnership, Western Investment Total Return Fund Ltd., a Cayman Islands corporation, Arthur D. Lipson, Robert H. Daniels, Gregory R. Dube and Neil Chelo entered into a Joint Filing and Solicitation Agreement on February 26, 2010 (the “Agreement”) for the purpose of soliciting proxies or written consents for the election of the persons nominated by Western Investment to the Board of Directors at the 2010 annual meeting of shareholders of DWS RREEF World Real Estate & Tactical Strategies Fund, Inc., a Maryland corporation (the “Fund”), and for the shareholder proposal submitted by Western Investment to the Fund to be voted on by shareholders at the 2010 annual meeting;

WHEREAS, Benchmark Plus Institutional Partners, L.L.C., a Delaware limited liability company, Benchmark Plus Management, L.L.C., a Delaware limited liability company, Scott Franzblau and Robert Ferguson became members of the Group (as defined in the Agreement) and agreed to be bound by the terms of the Agreement, pursuant to a Joinder dated May 10, 2010,

WHEREAS, Lynn D. Schultz (the “New Member”) wishes to join the Group.

NOW, IT IS AGREED, this 18th day of May 2010 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the New Member agrees to the joint filing on behalf of her of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Fund to the extent required under applicable securities laws.  The New Member agrees to be bound by the other terms of the Agreement, the terms of which are incorporated herein and made a part hereof.

2.           The New Member agrees to take all reasonable steps to request, all at Western Investment’s sole cost and expense, a complete list of record and beneficial holders of the Fund’s securities, and related materials.

3.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

/s/ Lynn D. Schultz
LYNN D. SCHULTZ